MillerKnoll Appoints Three Dynamic New Members to its Board of Directors

John Maeda, Tina Edmundson and Jeanne Gang Join MillerKnoll’s Board of Directors

Zeeland, Michigan, July 29, 2024 - MillerKnoll (NASDAQ:MLKN), a global leader in design, appointed three new directors – John Maeda, Tina Edmundson and Jeanne Gang – to its Board of Directors.

With the retirement of two directors, MillerKnoll evaluated the composition of its board of directors and recruited new members with skills, qualifications and diverse backgrounds to augment the expertise of the current board and support the company’s long-term growth. The new board members bring expertise in technology, architecture, design, hospitality and art.

John Maeda is a well-known technologist, educator, and investor. As Vice President of Engineering, Head of Computational Design for Microsoft’s AI Platform, he designs how software developers use AI models to their fullest. Prior to Microsoft, John dedicated his career to advancing design and innovative technologies in risk management at Everbridge, early-stage startups at KleinerPerkins, and cloud publishing at Automattic. He also served as the 16th President of the Rhode Island School of Design and led research at the MIT Media Lab. John is the author of five books on simplicity and leadership and has exhibited his contemporary art worldwide. He brings board experience having served on the Board of Directors for Sonos, Inc.

Tina Edmundson has set a new standard for creativity and innovation across luxury and lifestyle hospitality. In her current role as the inaugural President, Luxury at Marriott International, she oversees the company’s global brand and operations strategy for their luxury portfolio, which includes more than 500 hotels in 38 countries across eight coveted brands, including The Ritz-Carlton, Ritz-Carlton Reserve, St. Regis, EDITION, Bvlgari Hotels & Resorts, W Hotels, The Luxury Collection, and JW Marriott. She brings over 25 years of experience transforming brands that inspire travel for customers, including her 16+ year career at Marriott International and previous hospitality experience working with Starwood Hotels and Resorts.

Jeanne Gang is an internationally renowned architect known for designing striking places that strengthen connections between people, communities, and the natural world. She is the founding partner of the architecture and urban design practice Studio Gang, whose award-winning portfolio includes the Gilder Center at the American Museum of Natural History; a new United States Embassy in Brazil; and an expansion of the Clinton Presidential Center. A MacArthur Fellow and a Professor in Practice at the Harvard Graduate School of Design, Jeanne has been named one of TIME Magazine’s most influential people in the world. She has authored four books on architecture, and her work has been exhibited widely.

“We are thrilled to welcome John, Tina and Jeanne to our Board of Directors,” said Andi Owen, CEO of MillerKnoll. “In addition to their expertise and leadership, they share a commitment to sustainability and the belief that design is a powerful tool to drive positive change. The unique combination of their backgrounds in technology, hospitality, architecture and art will benefit our board as we continue to use design to shape a better world through our products and the spaces we design.”

With the three new members, MillerKnoll’s Board of Directors has twelve directors, eleven of whom are independent.

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. The MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman, Geiger, HAY, Holly Hunt, Knoll Textiles, Maharam, Muuto, NaughtOne, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Contact Information:
Lindsay Henry
Corporate Communications
media_relations@millerknoll.com